                                                                    EXHIBIT 5(b)

                          [MCMILLAN BINCH LETTERHEAD]

                                                                   July 15, 1998


Seven Seas Petroleum Inc.
1990 Post Oak Road
Suite 960
Houston, Texas
USA 77056


Dear Sirs/Mesdames:

         RE:     SEVEN SEAS PETROLEUM INC.

         We have acted as counsel in the Province of Ontario to Seven Seas Petroleum Inc. (the "Company") with respect to certain legal matters in connection with the registration by the Company under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), of 2,173,913 common shares of the Company (the "Common Shares") and warrants (the "Warrants") to purchase 1,086,957 Common Shares. The Common Shares and Warrants are exercisable as a unit upon the conversion of up to US$25,000,000 principal amount of the Company's 6% convertible redeemable debentures (the "Debentures"). The Debentures have been issued under an indenture made as of August 7, 1997 between the Company and Montreal Trust Company of Canada (the "Trustee"). The Warrants have been issued under an indenture made as of August
7, 1997 between the Company and the Trustee (the "Warrant Indenture").   The
Warrant Indenture and the Warrants issued thereunder are referred to herein as the "Documents".

         We have participated in the preparation of and have examined an executed copy of the Warrant Indenture. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examinations we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, whether facsimile, photostatic, certified or otherwise.

July 15, 1998                                                            Page 2


         Insofar as the opinion expressed below relates to the due authorization and execution of the Warrant Indenture by the Company, a matter governed by the laws of the Yukon Territory, we have relied, with your approval, solely upon an opinion of local counsel ("Local Counsel") as to such laws, copies of which opinion have been delivered to you and us today. To the extent that the opinion of Local Counsel upon which we have relied is based upon any assumption, is given in reliance on any certificate or other document or is made subject to any limitation, qualification or exception, our opinion given in reliance thereon is based on the same assumptions, is given in reliance on the same certificates or other documents and is subject to the same limitations, qualifications or exceptions. We have not independently considered the matters covered by the opinion of Local Counsel on which we have relied to the extent necessary to enable us to express the conclusions stated in such opinion and, accordingly, we do not express any opinion on the matters contained in such opinion. We have assumed that all appropriate investigations and inquiries, whether or not referred to expressly in such opinion, were made and conducted and that no matters were disclosed as a result of such investigations and inquiries which might have required a qualification to any such opinion. Subject to this qualification, we believe that both you and we are entitled to rely on such opinion.

         For the purpose of this opinion, we have assumed that the Warrant Indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the Trustee, enforceable against the Trustee in accordance with its terms. We have also assumed that, insofar as any obligation under the Warrant Indenture is to be performed in any jurisdiction outside the Province of Ontario, its performance will not be illegal or unenforceable by virtue of the laws of that other jurisdiction.

         The opinion expressed below is subject to the following qualifications:

         (a) the enforcement of each of the Documents is subject to applicable bankruptcy, insolvency, reorganization, winding-up, moratorium and other similar laws of general application affecting creditors' rights;

         (b) the enforcement of each of the Documents may be limited by general principles of equity, including the fact that equitable remedies, such as specific performance and injunctive relief, may only be awarded in the discretion of the court;

         (c) notwithstanding any provisions in any of the Documents to the contrary, any certificate or determination provided for therein may be subject to challenge in a court on the grounds of fraud, collusion, mistake on the face of the certificate, or mistake on the basis that the certificate differs in a material respect from the certificate contemplated in such provision;

July 15, 1998                                                            Page 3


         (d) no opinion is expressed as to the enforceability of any provision in the Documents:

                 (i) which purports to waive all defences which might be available to, or constitute a discharge of the liability of, the Company;

                 (ii) to the extent it purports to exculpate the Trustee, its agents or any receiver, manager or receiver-manager appointed by it from liability in respect of acts or omissions which may be illegal, fraudulent or involve wilful misconduct; and

                 (iii) which states that amendments or waivers of or with respect to the Documents that are not in writing will not be effective;

         (e) the enforceability of the indemnities contained in the Documents may be limited by applicable law to the extent they directly or indirectly relate to liabilities imposed on the Trustee by law for which it would be contrary to public policy to require the Company to indemnify the Trustee;

         (f) a court may require the discretionary powers expressed to be conferred on any party to be exercised reasonably and in good faith notwithstanding any provision to the contrary and may decline to accept as conclusive factual or legal determinations described as conclusive therein;

         (g) the ability to recover or claim for costs is subject to judicial discretion;

         (h) the Currency Act (Canada), in effect, precludes a court in Canada from giving judgment in any currency other than lawful money of Canada;

         (i) any provision in any of the Documents which purports to sever from such document any provision therein which is prohibited or unenforceable under applicable law without affecting the validity of the remainder of such document would be enforced only to the extent that the court determined that such prohibited or unenforceable provision could be severed without impairing the interpretation and application of the remainder of such document; and

         (j) claims may become barred under the Limitations Act (Ontario) or otherwise if they are not pursued within applicable limitation periods, or become subject to defences of set-off or counterclaim.

July 15, 1998                                                            Page 4


         Except as expressly provided for herein, this opinion is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein in each case as in effect on the date hereof.

         Based upon and subject to the foregoing, we are of the opinion that each of the Documents is a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, and the Warrants are entitled to the benefit of the Warrant Indenture.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters". In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act and the rules and regulations thereunder.

                                               Yours truly,


                                               /s/ McMillan Binch